Exhibit 4.01

AMENDMENT NO. 9 TO RIGHTS AGREEMENT

This Amendment No. 9 (this “Amendment No. 9”) is entered into as of the 20th day of July, 2011 by and among SFN Group, Inc., a Delaware corporation (formerly known as Interim Services Inc. and Spherion Corporation) (the “Company”), and The Bank of New York Mellon, a New York banking corporation (“BONY”), and amends that certain Rights Agreement, dated March 17, 1994, as amended (the “Rights Agreement”), entered into by the Company and Boatmen’s Trust Company.

RECITALS

A.                                   Pursuant to the Rights Agreement dated March 17, 1994, the Company appointed Boatmen’s Trust Company (“Boatmen’s”) as the initial Rights Agent to act as agent for the Company and the holders of the Rights in accordance with the terms and conditions of the Rights Agreement.

B.                                     The Company, Boatmen’s and ChaseMellon Shareholder Services, L.L.C., a New York limited liability company (“Chase”), entered into that certain Amendment No. 1 to Rights Agreement dated June 26, 1996 whereby the Company removed Boatmen’s as Rights Agent and appointed Chase as Successor Rights Agent in accordance with the terms and conditions of the Rights Agreement.

C.                                     The Company and Chase entered into that certain Amendment No. 2 to Rights Agreement dated February 25, 1997, whereby certain additional provisions of the Rights Agreement were amended.

D.                                    The Company and Chase entered into that certain Amendment No. 3 to Rights Agreement dated January 20, 1998, whereby the Company increased the Purchase Price.

E.                                      The Company and Chase entered into that certain Amendment No. 4 to Rights Agreement dated November 21, 2000, whereby the Company removed Chase as Rights Agent and appointed BONY Successor Rights Agent in accordance with the terms and conditions of the Rights Agreement.

F.                                      The Company and BONY entered into that certain Amendment No. 5 to Rights Agreement dated March 23, 2001, whereby the Rights Agreement was amended to reflect the change in the Company’s name from Interim Services Inc. to Spherion Corporation.

G.                                     The Company and BONY entered into that certain Amendment No. 6 to Rights Agreement dated December 1, 2003, whereby the Rights Agreement was amended to establish periodic review by the TIDE Committee, to change the Purchase Price, and to extend the final expiration date of the Rights.

H.                                    The Company and BONY entered into that certain Amendment No. 7 to Rights Agreement dated September 9, 2009 (“Amendment No. 7”), whereby the Rights Agreement was amended to help preserve under Section 382 of the Internal Revenue Code of 1986, as amended

(the “Code”), the value of the net operating loss benefits and other deferred tax assets of the Company.

I.                                         The Company and BONY entered into that certain Amendment No. 8 to Rights Agreement dated May 10, 2010, whereby the Rights Agreement was amended to reduce the maximum term of Amendment No. 7 to September 9, 2012.

J.                                        The Company intends to enter into an Agreement and Plan of Merger, dated as of July 20, 2011 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Randstad North America, L.P., a Delaware limited partnership (“Parent”), Cosmo Delaware Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Company.

K.                                    The Board of Directors of the Company has unanimously declared the Merger Agreement and the transactions contemplated thereby advisable, including the consummation of the Offer and the Merger on terms and conditions generally consistent with those set forth in the Merger Agreement, and has authorized and approved the Merger Agreement.

L.                                      The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment No. 9.

M.                                 Pursuant to Section 27 of the Rights Agreement, prior to the time that any Person becomes an Acquiring Person, the Company may from time to time supplement or amend the provisions of the Rights Agreement without the approval of any holders of Right Certificates in order (i) to shorten any time period under the Rights Agreement or (ii) to change or supplement the provisions of the Rights Agreement in any manner which the Company may deem necessary or desirable which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person).

N.                                    As of the date hereof, no Person is an Acquiring Person, and pursuant to Section 27 of the Rights Agreement, the Company wishes to further amend the Rights Agreement as provided herein.

O.                                    This Amendment No. 9 is intended to evidence the Prior Written Approval of the Company for the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1.                                       Section 1 of the Rights Agreement is hereby amended by adding the following new Section 1(x) immediately following Section 1(w):

“(x)                             “Merger Agreement” means the Agreement and Plan of Merger, dated as of July 20, 2011, as it may be amended or supplemented from time to time, by and among Randstad North America, L.P., a Delaware limited partnership (“Parent”), Cosmo Delaware Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Company.”

2.                                       Section 1 of the Rights Agreement is hereby further amended by adding the following new paragraph at the end of that Section:

“Notwithstanding anything in this Agreement to the contrary, (i) none of Parent, Merger Sub, any of their Affiliates or Associates or any of their permitted assignees or transferees will be deemed an Acquiring Person, (ii) none of a Distribution Date, a Share Acquisition Date, a Flip-in Event, a Flip-over Event or a Triggering Event will be deemed to occur or to have occurred, and (iii) the Rights will not become separable, distributable, unredeemable, triggered or exercisable, in each such case, by reason or as a result of (w) the approval, execution, delivery or performance of the Merger Agreement or the Tender Agreements (as defined in the Merger Agreement), (x) the consummation of the Offer or the Merger (each as defined in the Merger Agreement), (y) the consummation of the other transactions contemplated by the Merger Agreement or any Tender Agreement, or (z) the public announcement or other disclosure of any of the foregoing.”

3.                                       Section 7(a) of the Rights Agreement is hereby further amended and restated in its entirety as follows:

“(a)                            The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent in St. Louis, Missouri together with payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on April 1, 2014 (the Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof; (iii) the time at which the Rights are exchanged as provided in Section 24 hereof; and (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time occurs (such earliest date being herein referred to as the “Expiration Date”).”

4.                                       Exhibits B and C to the Rights Agreement will be deemed amended in a manner consistent with this Amendment No. 9.

5.                                       This Amendment No. 9 will be deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the

Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

6.                                       This Amendment No. 9 will be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement will, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

7.                                       The undersigned, as an officer of the Company, hereby (a) certifies pursuant to Section 27 of the Rights Agreement that this Amendment No. 9 is in compliance with the terms of Section 27 of the Rights Agreement and (b) instructs the Rights Agent to execute and deliver to the Company this Amendment No. 9.

8.                                       This Amendment No. 9 constitutes the Prior Written Approval of the Company with respect to the execution, delivery and performance of the Merger Agreement and the Tender Agreements and the consummation of the Offer, the Merger, and the other transactions contemplated by the Merger Agreement and the Tender Agreements.

9.                                       In all other respects, except as herein stated, the Rights Agreement will remain in full force and effect.

10.                                 This Amendment No. 9 may be executed in counterparts, each of which will constitute an original, and both of which will together constitute but one and the same instrument.  A signature to this Agreement transmitted electronically will have the same authority, effect and enforceability as an original signature.  Capitalized terms not defined herein have the meanings assigned to such terms in the Rights Agreement, unless the context otherwise requires. The preamble and recitals hereto are hereby incorporated into this Amendment No. 9 and made a part hereof.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 9 to Rights Agreement to be duly executed, effective as of the effective time stated above.

SFN GROUP, INC.		THE BANK OF NEW YORK MELLON, as Rights Agent

By:	/s/ Mark W. Smith	By:	/s/ Kayur Patel
	Name: Mark W. Smith		Name: Kayur Patel
	Title: Executive Vice President and Chief Financial Officer		Title: Vice President

[Signature Page to Amendment No. 9 to Rights Agreement]